SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

December 21, 2007

CLST HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-22972	75-2479727
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15950 N. Dallas Parkway, Tower II, Suite 400, Dallas, Texas, 75248

 (Address of principal executive offices including Zip Code)

(972) 361-8428

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

                On December 18, 2006, CLST Holdings, Inc. (the “Company”) entered into a definitive agreement (the “U.S. Sale Agreement”) with a wholly owned subsidiary of Brightpoint, Inc., an Indiana corporation (“Brightpoint”), providing for the sale of substantially all of the Company’s United States and Miami-based Latin American operations and for the buyer to assume certain liabilities related to those operations (the “U.S. Sale”). Our Boards of Directors and Brightpoint unanimously approved the proposed transaction set forth in the U.S. Sale Agreement. The purchase price was $88 million in cash, subject to adjustment based on changes in net assets from December 18, 2006 to the closing date. The U.S. Sale Agreement also required the buyers to deposit $8.8 million of the purchase price into an escrow account for a period of six months from the closing date. To date, we have received approximately $7.6 million of the amounts held in the escrow account, which such amount includes accrued interest. An additional $1.4 million of the amount originally placed in escrow became the subject of claims by Brightpoint, which claims were disputed by the Company.

                On December 21, 2007, the Company and Brightpoint entered into a Letter Agreement (the “Letter Agreement”) which settled the dispute concerning the additional escrow amount. All currently outstanding disputes between the parties regarding the determination of the purchase price under the U.S. Sale Agreement have been resolved, and payments of funds in respect thereof will be made in accordance with the terms described in the Letter Agreement. Pursuant to the Letter Agreement, by no later than January 20, 2008, the Company will receive approximately $3.0 million from Brightpoint plus accrued interest and less transition expenses, and approximately $1.4 million from the escrow agent.  These amounts will be the final amounts received under the U.S. Sale Agreement.

                On March 28, 2007, the Company’s stockholders approved a plan of dissolution (the “Plan”) that provides for the complete liquidation and dissolution of the Company after the completion of the U.S. Sale, but subject to the ability of the Board of Directors to abandon the Plan if it deems appropriate.  Consistent with its fiduciary duties, the Board of Directors is now giving careful consideration to the strategic alternatives available to the Company, with a view to maximizing stockholder value.  Among other matters, the Board is reviewing potential acquisitions and the value of the Company’s tax assets. If the Board determines that it is in the best interest of the Company to pursue an acquisition, it will likely pursue a debt financing or equity issuance in order to finance such acquisition.

                It is unlikely the Board of Directors will make any further distributions to the Company’s stockholders under the Plan while it considers the strategic alternatives available to the Company.  It is possible that the Board of Directors will, in the exercise of its fiduciary duty, elect to abandon the Plan for a strategic alternative that it believes will maximize stockholder value, and that no further liquidating distributions will be made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLST HOLDINGS, INC.
(Registrant)

Dated: December 28, 2007	By:	/s/ Robert A. Kaiser
	Name:	Robert A. Kaiser
	Title:	President, Chief Financial Officer (Principal Financial Officer), Treasurer and Assistant Secretary